Exhibit 99.1
For Release on March 3, 2009
TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES FOURTH QUARTER AND
FULL-YEAR 2008 FINANCIAL RESULTS
New York, NY – March 3, 2009 – Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB), a leading owner and operator of health clubs located primarily in major cities from Washington, DC north through New England, operating under the brand names “New York Sports Clubs”, “Boston Sports Clubs”, “Washington Sports Clubs” and “Philadelphia Sports Clubs”, announced its results for the fourth quarter and full-year ended December 31, 2008.
Fourth Quarter and Full-Year Results:
•	Revenue during the quarter increased 3.4% to $122.9 million. For the full-year, revenues increased 7.1% to $506.7 million

•	Comparable club revenue decreased 1.4% during the quarter but increased 2.2% for the full-year.

•	Personal training revenues grew 4.3%, to $14.0 million during the quarter and 10.1%, to $61.8 million for the full-year.

•	Membership attrition averaged 3.5% per month in Q4 2008 compared to 3.0% in Q4 2007 and totaled 40.2% for the full- year 2008 compared to 38.2% for the full-year 2007.

•	Q4 2008 results include goodwill impairment charges of $17.6 million and fixed asset impairment charges of $1.9 million.

•	Diluted loss per share for Q4 2008 was ($0.51), including ($0.66) related to goodwill and fixed asset impairment charges.

•	A total of 1.8 million shares were repurchased during Q4 2008 under the repurchase program at a cost of $4.6 million. Since December 31, 2008, an additional 2.1 million shares were repurchased at a cost of $5.3 million.
Alex Alimanestianu, Chief Executive Officer of TSI, commented: “We are pleased with the overall resiliency of our business, as demonstrated by the continued growth in revenues in the fourth quarter of 2008 as compared to the fourth quarter of 2007. In an extremely challenging consumer spending environment, we generated operating cash flow of $18.7 million and $95.6 million in the fourth quarter and year ended December 31, 2008, respectively. Significant increases in total member usage from the fourth quarter of 2008 as compared to the fourth quarter of 2007 show the continued strong demand for the services offered at our clubs. However, we are facing ongoing challenges to our efforts to grow net memberships, which we expect to continue throughout 2009. As a result, we are reducing operating expenses and capital expenditures in an effort to protect our margins and preserve liquidity. On the operations front, we are seeing clear and positive signs that our ongoing initiatives to enhance the experience in our clubs are starting to produce favorable member feedback and overall satisfaction”.
On February 26, 2009, Mr. Jason Fish assumed the role of Chairman of the Board of Directors, replacing Mr. Paul Arnold, who will remain as a Director.

Quarter Ended December 31, 2008 Financial Highlights:
Revenue (in $’000s) was comprised of the following:

	Quarter Ended December 31,
	2008		2007
	Revenue	% Revenue	Revenue	% Revenue	% Growth
Membership dues	$99,179	80.7%	$96,094	80.8%	3.2%
Initiation fees	3,330	2.7%	3,134	2.7%	6.3%

Membership revenue	102,509	83.4%	99,228	83.5%	3.3%

Personal training revenue	14,040	11.4%	13,460	11.3%	4.3%
Other ancillary club revenue	4,812	3.9%	4,718	4.0%	2.0%

Ancillary club revenue	18,852	15.4%	18,178	15.3%	3.7%

Fees and other revenue	1,526	1.2%	1,468	1.2%	4.0%

Total revenue	$122,887	100.0%	$118,874	100.0%	3.4%

Total revenue for Q4 2008 increased 3.4% compared to Q4 2007 driven by new club openings. For Q4 2008, revenues increased $9.6 million at the 24 clubs opened or acquired subsequent to December 31, 2006. This increase in revenue was offset by decreases in revenue of $4.0 million at our clubs opened or acquired prior to December 31, 2006 and $1.6 million related to the seven clubs that were closed subsequent to December 31, 2006. Revenue at clubs operated for over 12 months (“comparable club revenue”) decreased 1.4% during the three months ended December 31, 2008. Of this 1.4% decrease, 1.0% was due to a decrease in prices and 0.4% was due to a decrease in ancillary club revenue and fees and other revenue. There was no change in comparable club membership during the quarter.
Operating expenses (in $’000s) were comprised of the following:

	Quarter Ended December 31,
	2008		2007
	Expense	% Revenue	Expense	% Revenue	% Change
Payroll and related	$47,352	38.5%	$44,712	37.6%	5.9%
Club operating	43,610	35.5%	36,998	31.1%	17.9%
General and administrative	8,054	6.6%	9,844	8.3%	(18.2)%
Depreciation and amortization	13,687	11.1%	12,192	10.3%	12.3%
Impairment of fixed assets	1,886	1.5%	—	—%	N/A
Impairment of goodwill	17,609	14.3%	—	—%	N/A

Operating expenses	$132,198	107.6%	$103,746	87.3%	27.4%

Total operating expenses increased 27.4% for Q4 2008 compared to Q4 2007. Operating margin was (7.6)% for Q4 2008 and 12.7% in Q4 2007.
•	The increases in payroll and related expenses were attributable to a 6.8% increase in the total months of club operation from 458 in Q4 2007 to 489 in Q4 2008. There were nine clubs opened and four clubs closed for a net increase of five clubs in the twelve months ended December 31, 2008. In addition, we have been discounting our new member initiation fees in an effort to drive membership sales. Our deferred payroll costs are limited to the amount of these initiation fees, thus causing an increase in payroll of approximately $1.4 million when compared to Q4 2007, or roughly 1.1% of revenue.

•	The $6.6 million increase in club operating expenses is principally due to increases in rent and utilities at clubs opened in 2008 and Q4 2007.

•	The increase in depreciation and amortization expenses was principally due to clubs opened in 2008 and Q4 2007.

•	In Q4 2008, we recorded fixed asset impairment charges totaling $1.9 million, which represent the write-off of assets at six underperforming clubs.

•	In Q4 2008, we recorded a goodwill impairment charge of $17.6 million, representing a $15.8 million write-off of the total goodwill amount in our Boston Sports Clubs region and $1.8 million of goodwill at two of our remote clubs that did not benefit from being part of a regional cluster.
Net loss for Q4 2008 was $13.1 million compared to a net income of $6.0 million for Q4 2007.
Year Ended December 31, 2008 Financial Highlights:
Revenue (in $’000s) was comprised of the following:

	Year Ended December 31,
	2008		2007
	Revenue	% Revenue	Revenue	% Revenue	% Growth
Membership dues	$400,874	79.1%	$374,631	79.2%	7.0%
Initiation fees	13,723	2.7%	12,315	2.6%	11.4%

Membership revenue	414,597	81.8%	386,946	81.8%	7.1%

Personal training revenue	61,752	12.2%	56,106	11.9%	10.1%
Other ancillary club revenue	24,329	4.8%	24,247	5.1%	0.3%

Ancillary club revenue	86,081	17.0%	80,353	17.0%	7.1%

Fees and other revenue	6,031	1.2%	5,616	1.2%	7.4%

Total revenue	$506,709	100.0%	$472,915	100.0%	7.1%

Total revenue for the year ended December 31, 2008 increased 7.1% compared to the year ended December 31, 2007 driven by growth in membership and personal training revenue. For the year ended December 31, 2008, revenues increased $3.6 million at our clubs opened or acquired prior to December 31, 2006 and increased $37.1 million at the 24 clubs opened or acquired subsequent to December 31, 2006. These increases in revenue were offset by a $6.1 million revenue decrease related to the seven clubs that were closed subsequent to December 31, 2006. Comparable club revenue increased 2.2% for the year ended December 31, 2008. Of this 2.2% increase, 1.1% was due to an increase in membership, 0.6% was due to an increase in price and 0.5% was due to an increase in ancillary club revenue and fees and other revenue.
Operating expenses (in $’000s) were comprised of the following:

	Year Ended December 31,
	2008		2007
	Expense	% Revenue	Expense	% Revenue	% Change
Payroll and related	$193,580	38.2%	$177,357	37.5%	9.1%
Club operating	172,409	34.0%	156,660	33.1%	10.1%
General and administrative	33,952	6.7%	35,092	7.4%	(3.2)%
Depreciation and amortization	52,475	10.3%	45,964	9.7%	14.2%
Impairment of fixed assets	3,867	0.8%	—	—%	N/A
Impairment of goodwill	17,609	3.5%	—	—%	N/A

Operating expenses	$473,892	93.5%	$415,073	87.8%	14.2%

Total operating expenses increased 14.2% for the year ended December 31, 2008 compared to the year ended December 31, 2007. Operating margin was 6.5% for the year ended December 31, 2008 and 12.2% for the year ended December 31, 2007.
•	The increases in payroll and related expenses were attributable to a 7.6% increase in the total months of club operation to 1,935 for the year ended December 31, 2008 from 1,799 for the year ended December 31, 2007. There were nine clubs opened and four clubs closed for a net increase of five clubs in the twelve months ended December 31, 2008. In addition, we have been discounting new member initiation fees in an effort to drive membership sales. Our deferred payroll costs are limited to the amount of these initiation fees, thus causing a pre-tax increase of approximately $6.0 million in payroll expense, or roughly 1.2% of revenue.

•	The $15.7 million increase in club operating expenses was principally due to rent and utilities at clubs opened in 2008 and 2007 and at clubs currently under construction.

•	The increase in depreciation and amortization expenses was principally due to clubs opened in 2007 and 2008.

•	In the year ended December 31, 2008, we recorded a $2.7 million write-off of assets at seven underperforming clubs and an impairment loss of $1.2 million related to the planned closures of two clubs prior to their lease expiration dates.

•	In the year ended December 31, 2008, we recorded a goodwill impairment charge of $17.6 million, representing a $15.8 million write-off of the total goodwill amount in our Boston Sports Clubs region and $1.8 million of goodwill at two of our remote clubs that did not benefit from being part of a regional cluster.
Net income for the year ended December 31, 2008 was $2.3 million compared to $13.6 million for the year ended December 31, 2007.
Cash flow from operating activities for the year ended December 31, 2008 totaled $95.6 million, an increase of $12.9 million, or 15.6% from the same period last year.
2009 Business Outlook:
Until we see evidence of the stabilization of the consumer environment, we are limiting our guidance to the first quarter of 2009. Based on the current business environment, our recent performance, and the current trends in our marketplace, and subject to the risks and uncertainties in our forward-looking statements, our outlook for the first quarter includes the following:
•	Revenue in Q1 2009 is expected to be between $123.0 million and $125.0 million versus $126.3 million for the Q1 2008. While we expect general and administrative expense to remain flat as a percentage of sales on a year-over-year basis, payroll, club occupancy, and depreciation and amortization expenses are expected to increase as a percentage of sales. The expected decrease in revenue coupled with the 4.2% expected increase in club months of operation from 477 in Q1 2008 to 497 in Q1 2009 are contributing to these increases.

•	In Q4 2008 and January 2009, we reduced our non-club staff by 47 positions or 11%, including 27 positions through a reduction in force in January 2009. In connection with the reduction in force, in January 2009 we incurred severance and related costs totaling $464,000. On an annualized basis, this will reduce our corporate payroll and related expenses by approximately $2.5 million, excluding severance expense.

•	Including severance and related costs, we expect net income for Q1 2009 to be between $500,000 and $1.0 million, and earnings per share to be in the range of $0.02 per share to $0.04 per share, assuming 23.5 million weighted average fully diluted shares outstanding.
Investing Activities Outlook:
For the year ending December 31, 2009, we estimate we will invest between $50.0 million and $53.0 million in capital expenditures. This amount includes approximately $23.0 million to continue to upgrade existing clubs, $8.4 million to support and enhance our management information systems and $4.0 million for the completion of a new regional laundry facility and corporate office in our New York Sports Clubs market. The remainder of our capital expenditures principally relates to 2008 and 2007 new club openings. We have opened three clubs since December 31, 2008 and plan to open an additional club at the end of March 2009. We expect to close four clubs in 2009.
Dan Gallagher, Chief Financial Officer of TSI, commented: “We are focused on preserving our liquidity and we have reduced our capital expenditures and corporate overhead and have initiated cost reductions where possible. As of December 31, 2008, we had $ 10.4 million of cash and cash equivalents and $42.8 million available for borrowing against our line of credit. We continue to have adequate room on the primary financial covenant within our senior credit facility which expires on February 27, 2012. Our gross leverage ratio, as defined, is 2.35 to 1.00 as of December 31, 2008, while our covenant requires 4.25 to 1.00 or below.”

Forward-Looking Statements:
Statements in this release that do not constitute historical facts, including, without limitation, statements under the captions “2009 Business Outlook” and “Investing Activities Outlook”, other statements regarding future financial results and performance and potential sales revenue and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “expects,” “anticipated,” “intends,” “plans,” “believes,” “estimates” or “could”, are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including the level of market demand for the Company’s services, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, the application of federal and state tax laws and regulations, and other specific factors discussed herein and in other releases and public filings made by the Company (including Forms 10-K and 10-Q filed with the Securities and Exchange Commission); accordingly, actual results could differ materially from any such forward-looking statement. The forward-looking statements speak only as of the date hereof and the Company does not intend to update this information, except as required by law, to reflect developments or information obtained after the date hereof, and the Company disclaims any legal obligation to the contrary.
About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 166 fitness clubs as of December 31, 2008, comprising 112 New York Sports Clubs, 25 Boston Sports Clubs, 19 Washington Sports Clubs (two of which are partly-owned), seven Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 510,000 members, excluding pre-sold, short-term and seasonal memberships. For more information on TSI visit http://www.mysportsclubs.com.
The Company will hold a conference call on Tuesday, March 3, 2009 at 4:30 PM (Eastern) to discuss the fourth quarter 2008 results. Alex Alimanestianu, Chief Executive Officer, and Dan Gallagher, Chief Financial Officer, will host the conference call. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Website at www.mysportsclubs.com. A replay and transcript of the call will be available via the Company’s Website beginning March 4, 2009.
Town Sports International Holdings, Inc., New York
Contact Information:
Investor Contact:
(212) 246-6700 extension 1650
Investor.relations@town-sports.com
or
Integrated Corporate Relations, Joseph Teklits
(203) 682-8258
joseph.teklits@icrinc.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2008 and 2007
(All figures in $’000s)
(Unaudited)

	December 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$10,399	$5,463
Accounts receivable, net	4,508	5,382
Inventory	143	230
Prepaid corporate income taxes	8,116	—
Prepaid expenses and other current assets	14,154	14,767

Total current assets	37,320	25,842
Fixed assets, net	373,120	337,152
Goodwill	32,610	50,165
Intangible assets, net	281	477
Deferred tax assets, net	42,266	44,345
Deferred membership costs	14,462	17,974
Other assets	11,579	12,808

Total assets	$511,638	$488,763

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$20,850	$10,898
Accounts payable	7,267	10,891
Accrued expenses	35,565	34,186
Accrued interest	523	738
Corporate income taxes payable	—	811
Deferred revenue	40,326	41,798

Total current liabilities	104,531	99,322
Long-term debt	317,160	305,124
Deferred lease liabilities	69,719	61,221
Deferred revenue	4,554	7,300
Other liabilities	14,902	15,613

Total liabilities	510,866	488,580
Stockholders’ equity:
Common stock	25	26
Paid-in capital	(18,980)	(16,977)
Accumulated other comprehensive income (currency translation adjustment)	1,070	814
Retained earnings	18,657	16,320

Total stockholders’ equity	772	183

Total liabilities and stockholders’ equity	$511,638	$488,763

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF NET INCOME (LOSS)
For the Quarters and Years Ended December 31, 2008 and 2007
(All figures in $’000s except share and per share data)
(Unaudited)

	Quarters Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
Revenues:
Club operations	$121,360	$117,406	$500,678	$467,299
Fees and other	1,527	1,468	6,031	5,616

	122,887	118,874	506,709	472,915

Operating Expenses:
Payroll and related	47,352	44,712	193,580	177,357
Club operating	43,610	36,998	172,409	156,660
General and administrative	8,054	9,844	33,952	35,092
Depreciation and amortization	13,687	12,192	52,475	45,964
Impairment of fixed assets	1,886	—	3,867	—
Impairment of goodwill	17,609	—	17,609	—

	132,198	103,746	473,892	415,073

Operating income (loss)	(9,311)	15,128	32,817	57,842
Loss on extinguishment of debt	—	—	—	12,521
Interest expense	5,972	6,498	23,902	26,400
Interest income	(28)	(189)	(319)	(1,071)
Equity in the earnings of investees and rental income	(606)	(448)	(2,307)	(1,799)

Income before provision for corporate income taxes	(14,649)	9,267	11,541	21,791
Provision (benefit) for corporate income taxes	(1,534)	3,261	9,204	8,145

Net income (loss)	$(13,115)	$6,006	$2,337	$13,646

Earnings (loss) per share:
Basic	$(0.51)	$0.23	$0.09	$0.52
Diluted	$(0.51)	$0.23	$0.09	$0.51
Weighted average number of shares used in calculating earnings (loss) per share:
Basic	25,818,958	26,245,568	26,247,398	26,153,543
Diluted	25,818,958	26,525,975	26,314,950	26,611,226

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2008 and 2007
(All figures in $’000s)
(Unaudited)

	2008	2007
Cash flows from operating activities:
Net income	$2,337	$13,646
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	52,475	45,964
Impairment of fixed assets	3,867	—
Impairment of goodwill	17,609	—
Non-cash interest expense on Senior Discount Notes	13,937	12,460
Loss on extinguishment of debt	—	12,521
Amortization of debt issuance costs	781	815
Non-cash rental expense, net of non-cash rental income	(411)	508
Compensation expense incurred in connection with stock options and common stock grants	1,268	913
Net change in certain working capital components	(10,258)	1,765
Decrease (increase) in deferred tax asset	2,079	(11,908)
Decrease (increase) in deferred membership costs	3,512	(2,271)
Landlord contributions to tenant improvements	6,597	5,439
Increase in insurance reserves	2,038	2,795
Other	(209)	102

Total adjustments	93,285	69,103

Net cash provided by operating activities	95,622	82,749

Cash flows from investing activities:
Capital expenditures, net of effect of acquired businesses	(96,182)	(93,280)
Insurance proceeds received	1,074	500
Acquisition of businesses, net of cash acquired	—	(4,450)

Net cash used in investing activities	(95,108)	(97,230)

Cash flows from financing activities:
Proceeds from New Credit Facility	—	185,000
Costs related to issuance of New Credit Facility	—	(2,724)
Repayment of Senior Notes	—	(169,999)
Proceeds from borrowings on Revolving Loan Facility	19,000	9,000
Repayment of borrowings on Revolving Loan Facility	(9,000)	—
Premium paid on extinguishment of debt and related costs	—	(9,309)
Repayment of long term borrowings	(1,949)	(1,568)
Change in book overdraft	(583)	(647)
Repurchase of common stock	(4,645)	—
Tax benefit from stock option exercises	177	1,082
Proceeds from stock option exercises	1,196	2,096

Net cash provided by (used in) financing activities	4,196	12,931

Effect of exchange rate changes on cash	226	203

Net decrease in cash and cash equivalents	4,936	(1,347)
Cash and cash equivalents beginning of period	5,463	6,810

Cash and cash equivalents end of period	$10,399	$5,463

Summary of the change in certain working capital components, net of effects of acquired businesses
Decrease (increase) in accounts receivable	$1,786	$(287)
Decrease in inventory	89	205
Decrease in prepaid expenses and other current assets	197	1,703
Increase (decrease) in accounts payable, accrued expenses and accrued interest	778	(2,435)
Change in prepaid corporate income taxes and corporate income taxes payable	(8,874)	(1,726)
(Decrease) increase in deferred revenue	(4,234)	4,305

Net change in certain working capital components	(10,258)	$1,765

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Cash Provided by Operating Activities to EBITDA
For the quarters and years ended December 31, 2008 and 2007
(All figures in $’000s)
(Unaudited)

	Quarter Ended			Year Ended
	December 31,			December 31,
	2008	2007	% Chg.	2008	2007	% Chg.
Net cash provided by operating activities	$18,716	$20,104		$95,622	$82,749
Interest expense, net of interest income	5,944	6,309		23,583	25,329
Provision (benefit) for corporate income taxes	(1,534)	3,261		9,204	8,145
Impairment of fixed assets	(1,886)	—		(3,867)	—
Impairment of goodwill	(17,609)	—		(17,609)	—
Loss on extinguishment of debt	—	—		—	(12,521)
Changes in operating assets and liabilities	14,028	1,403		10,258	(1,765)
Non-cash interest expense	(3,609)	(3,192)		(13,937)	(12,460)
Amortization of debt issuance	(198)	(185)		(781)	(815)
Deferred compensation	(392)	(297)		(1,268)	(913)
Landlord contributions	(2,315)	(1,481)		(6,597)	(5,439)
Non-cash rental, net	169	(13)		411	(508)
Change in self-insurance reserve	(300)	(710)		(2,038)	(2,795)
Change in deferred tax asset	(4,479)	2,130		(2,079)	11,908
Change in deferred member costs	(1,572)	437		(3,512)	2,271
Other	19	2		209	(102)

EBITDA*	$4,982	$27,768	-82.1%	$87,599	$93,084	-5.9%

*	Loss on extinguishment of debt is no longer excluded from EBITDA as it was in prior periods.
     EBITDA decreased from $27.8 million in Q4 2007 to $5.0 million in Q4 2008 due in large part to the $17.6 million and $1.9 million in goodwill and fixed asset impairment charges, respectively.
Non-GAAP Financial Measure – EBITDA
     We use the term “EBITDA” in this press release. EBITDA consists of net income (loss) plus interest expense (net of interest income), provision for corporate income taxes, and depreciation and amortization. EBITDA is not a measure of liquidity or financial performance presented in accordance with GAAP. EBITDA, as we define it, may not be identical to similarly titled measures used by some other companies.
     EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for cash flows from operating activities, operating income or other cash flow or income data prepared in accordance with GAAP. The items excluded from EBITDA, but included in the calculation of reported net income, are significant components of the consolidated statements of cash flows and income, and must be considered in performing a comprehensive assessment of our liquidity.
     EBITDA excludes, among other items, the effect of depreciation and amortization, which is a significant component of our reported GAAP data. Depreciation and amortization, which is a non-cash item, totaled $13.7 million and $52.5 million in the quarter and year ended December 31, 2008. Although a premise underlying depreciation and amortization is that it will be reinvested in our business to restore, replenish or purchase property, equipment and other related assets, the funds represented by depreciation and amortization could, in the Company’s discretion, be utilized for other purposes (e.g., debt service). Accordingly, EBITDA may be useful as a supplemental measure to GAAP financial data for demonstrating our ability to satisfy our liquidity and capital resource requirements.
     Investors or prospective investors in the Company regularly request EBITDA as a supplemental analytical measure to, and in conjunction with, our GAAP financial data. We understand that these investors use EBITDA, among other things, to assess our ability to service our existing debt and to incur debt in the future, to evaluate our executive compensation programs, to assess our ability to fund our capital expenditure program, and to gain insight into the manner in which the Company’s management and board of directors analyze our liquidity. We believe that investors find the inclusion of EBITDA in our press releases to be useful and helpful to them.
     Our management and board of directors also use EBITDA as a supplemental measure to our GAAP financial data for purposes broadly similar to those used by investors.
     The purposes to which EBITDA is used by investors as well as our management and board of directors include the following:
•	The Company is required to comply with financial covenants and borrowing limitations that are based on variations of EBITDA as defined in our debt agreements. Our two principal debt agreements consist of our 2007 Senior Credit Facility and our Senior Discount Notes. Our 2007 Senior Credit Facility, the more restrictive of these debt agreements, contains a covenant requiring us to maintain a total leverage ratio of consolidated indebtedness (excluding our Senior Discount Notes) to consolidated EBITDA that is not in excess of 4.25 to 1.00. Our Senior Discount Notes contain a covenant that prohibits us and our subsidiaries from incurring, subject to certain exceptions, additional debt if our ratio of consolidated EBITDA to consolidated fixed charges is equal to or greater than 2.00 to 1.00. Our 2007 Senior Credit Facility and our Senior Discount Notes, in defining EBITDA for purposes of these covenants, require that different adjustments be made to EBITDA relating to certain extraordinary and non-cash items, including, among others, loss on extinguishment of debt, deferred rent expense and non-cash deferred compensation expense. In both cases, EBITDA as presented in this press release constitutes the principal determinant of compliance with these covenants. At December 31, 2008, we had a total leverage ratio of 2.35 to 1.00 and a ratio of consolidated EBITDA to consolidated fixed charges of 4.55 to 1.00 as calculated under our 2007 Senior Credit Facility and our Senior Discount Notes, respectively. Under the relevant provisions of our 2007 Senior Credit Facility (including the total leverage ratio covenant), we could have incurred additional debt of $42.8 million under that facility, plus additional debt for acquisitions, capitalized lease obligations and certain other specified purposes, at December 31, 2008.

•	Our discussions with prospective lenders and investors in recent years, including in relation to the negotiation of our 2007 Senior Credit Facility and our Senior Discount Notes, have confirmed the importance of EBITDA in their decision-making processes relating to the making of loans to us or investing in our debt securities. The Company anticipates that the lenders of, or investors in, any debt to be incurred by us in the future will look to EBITDA in analyzing the Company’s ability to service such debt. EBITDA thus is likely to be a highly relevant factor with respect to the ability of the Company to incur debt, as and if needed, to meet a portion of its future liquidity and capital resource requirements.

•	The Company uses EBITDA as a key factor in determining annual incentive bonuses for executive officers, as discussed in our proxy statement. Our 2006 Annual Performance Bonus Plan provides for the award of incentive bonuses based upon the attainment of pre-established performance targets, which in recent years have included an EBITDA-based measure as a principal target. The Compensation Committee used EBITDA adjusted to exclude compensation incurred in connection with stock options and items of a non-recurring nature as the principal target under the Company’s incentive compensation program for the 2008 fiscal year. The Compensation Committee is again using an EBITDA-based performance target for purposes of the incentive compensation program for the 2009 fiscal year.

•	The Company considers EBITDA to be a useful supplemental measure to GAAP financial data because it indicates our ability to generate funds sufficient to make capital expenditures (including for the opening of new clubs and the upgrading of existing clubs) as well as to undertake initiatives to enhance our business by offering new products and services in accordance with our strategy. EBITDA, which eliminates non-operating items (i.e., interest expense, net and provision for corporate income taxes), provides investors with additional information in conjunction with the statements of cash flows regarding funds available to meet these and other liquidity and capital resource requirements, notwithstanding that the eliminated non-operating items must then be paid with cash resources or borrowings.

•	The Company uses EBITDA measures as a supplemental financial metric in management’s periodic presentations to the Company’s board of directors. The board of directors regularly requests, and is provided with, EBITDA information as part of its on-going review and oversight of the Company’s liquidity over the course of each fiscal year.
     We do not, and investors should not, place undue reliance on EBITDA as a measure of our liquidity.